Exhibit 99.1
Oasis Petroleum Inc. Announces Quarter Ended September 30, 2014 Earnings
Houston, Texas — November 4, 2014 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter ended September 30, 2014 and provided an operational update.
Highlights include:

•	Increased average daily production to 45,873 barrels of oil equivalent per day (“Boepd”), a 39% increase over the third quarter of 2013 and a 5% sequential quarter increase.

•
Grew Adjusted EBITDA to $238.8 million in the third quarter of 2014, an increase of $19.2 million over the third quarter of 2013. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

•	Invested capital expenditures (“CapEx”) of $437.6 million in the third quarter of 2014.

•	Completed and placed on production 66 gross (52.4 net) operated wells in the third quarter of 2014.
"We continue to test a number of things to delineate and optimize results across our extensive acreage position. We have realized some great results from our slickwater completion program, for example," said Thomas B. Nusz, Oasis' Chairman and Chief Executive Officer. "While still in early days, results in the White unit in Indian Hills are very encouraging, including a total of seven wells completed with slickwater stimulation through the entire Bakken and Three Forks section. The single Middle Bakken well has produced nearly 37,000 barrels of oil equivalent through 25 days, which is approximately 51% over our 750 Mboe Middle Bakken type curve for the area. The six Three Forks wells, including the lower benches, have produced on average approximately 40% better than the top end of our 600 Mboe Three Forks type curve. Given these results, as well as positive results we are seeing with high volume proppant jobs, we continue to plan on completing over 30% of our wells in the second half of 2014 with increased intensity completions, with most of those wells coming on in the fourth quarter. Based on our results combined with tests completed by peers, we believe the productivity gains should improve well economics and our Company's capital efficiency."
Mr. Nusz added, "We are continuing to gain a better understanding of what our large acreage position can deliver, as our drilling program has made a significant transition to full field development in the last two quarters. At the same time, we have experienced some constraints. Three main items have impacted some of our short-term operational results, but in no means impact our view of the overall quality of our asset base. We experienced production delays in the third quarter due to the interdependency of pad development operations, road restrictions, and less than expected production from lower bench Three Forks wells in North Cottonwood. We have taken lessons learned from some of the early development work, we are adding infrastructure, and we are in a better position to forecast volumes from our drilling program with much of our delineation work now complete. Looking forward, as we take into consideration pad cycle time and weather delays, we anticipate completing about 15 less gross operated wells than our 2014 budget, as we pushed out some completions into 2015. With this in mind, we anticipate producing between 47,000 to 49,000 Boepd in the fourth quarter, which will result in aggregate year over year growth of approximately 35%."
Taylor Reid, Oasis' President and Chief Operating Officer added, "With the advances we have made during this transition, we are in a better position as we head into 2015 to execute our full development program and improve operational performance. Our position in the core of the Bakken, combined with the talented people at Oasis, will enable us to continue our growth trajectory as we implement our capital plan."
Operational and Financial Update
The Company’s average daily production by project area is listed in the following table:

	Quarter Ended:
	9/30/2014	6/30/2014	9/30/2013
Average daily production (Boepd)
West Williston	31,429	30,381	19,259
East Nesson	14,444	13,287	11,043
Sanish (1)	—	—	2,762
Total	45,873	43,668	33,064
Percent Oil	89.3%	89.1%	89.3%

(1)
Includes production from certain non-operated properties in the Company’s Sanish project area and other non-operated leases adjacent to its Sanish position until the properties were sold in March 2014 (the “Sanish Divestiture”).

The following table describes the Company’s producing wells by project area in the Williston Basin as of September 30, 2014:

	Bakken/Three Forks Producing Wells
	West Williston		East Nesson		Total Williston Basin
	Gross	Net	Gross	Net	Gross	Net
Producing on or before 6/30/2014: (1)
Operated	364	280.5	173	135.6	537	416.1
Non-Operated	176	14.1	101	7.2	277	21.3
Production started in Q3 2014:
Operated	24	17.7	42	34.7	66	52.4
Non-Operated	11	0.5	2	—	13	0.5
Total Producing Wells on 9/30/2014:
Operated	388	298.2	215	170.3	603	468.5
Non-Operated	187	14.6	103	7.2	290	21.8

(1)	Well counts include changes that occurred in the current reporting period for wells producing on or before June 30, 2014.

Additionally, the Company had 16 rigs running during the third quarter of 2014, and as of September 30, 2014, had an inventory of gross operated wells waiting on completion of 49 wells in West Williston and 12 wells in East Nesson.

The Company’s average price per barrel of oil, without derivative settlements, was $87.17 in the third quarter of 2014, compared to $100.75 in the third quarter of 2013 and $94.48 in the second quarter of 2014. The Company’s average price differential compared to NYMEX West Texas Intermediate (“WTI”) crude oil index prices was 10% in the third quarter of 2014, compared to 5% in the third quarter of 2013 and 8% in the second quarter of 2014.
The Company’s revenues are detailed in the following table:

	Quarter Ended:
	9/30/2014	6/30/2014	9/30/2013
Revenues ($ in thousands):
Oil	$328,548	$334,559	$273,663
Natural gas	16,158	19,623	13,289
Well services (OWS)	20,925	14,878	17,090
Midstream (OMS)	3,028	3,318	1,456
Total revenues	$368,659	$372,378	$305,498
The Company’s operating expenses are detailed in the following table:

	Quarter Ended:
	9/30/2014	6/30/2014	9/30/2013
Operating expenses ($ in thousands):
Lease operating expenses (LOE)	$44,361	$40,553	$21,831
Well services (OWS)	13,572	7,200	9,929
Midstream (OMS)	1,350	1,569	390
Marketing, transportation and gathering expenses (1)	7,048	6,996	5,173
Non-cash valuation charges	258	118	515
Total operating expenses	$66,589	$56,436	$37,838
Operating expenses ($ per Boe):
Lease operating expenses (LOE)	$10.51	$10.21	$7.18
Marketing, transportation and gathering expenses (1)	1.67	1.76	1.70

(1)	Excludes non-cash valuation charges on pipeline imbalances.

The sequential quarter-over-quarter increase in lease operating expenses (“LOE”) per barrel of oil equivalent (“Boe”) was primarily due to higher produced water volumes on wells coming on during the quarter, the operational impact of a lightning strike at one of the Company’s salt water disposal locations, and higher LOE on non-operated volumes.
The increase in marketing, transportation and gathering expenses from the second quarter of 2014 to the third quarter of 2014 is primarily due to higher operated volumes flowing through third-party oil gathering pipelines in the third quarter of 2014. Currently, the Company is flowing 77% of its gross operated oil production through these gathering systems. While transporting volumes through third-party oil gathering pipelines increases marketing, transportation and gathering expenses, it improves oil price realizations by reducing transportation costs included in the Company’s oil price differential for sales at the wellhead.
Production taxes as a percentage of oil and gas revenues were 10.0% in the third quarter of 2014, 9.4% in the third quarter of 2013 and 9.7% in the second quarter of 2014. The Company’s production tax rate increased in the third quarter of 2014 compared to the third quarter of 2013 due to the increased weighting of production in North Dakota compared to Montana, which has lower production tax rates.
Depreciation, depletion and amortization expenses (“DD&A”) totaled $107.0 million in the third quarter of 2014, $72.7 million in the third quarter of 2013 and $97.3 million in the second quarter of 2014. DD&A was $25.35 per Boe in the third quarter of 2014, $23.91 per Boe in the third quarter of 2013 and $24.48 per Boe in the second quarter of 2014.
General and administrative (“G&A”) expenses totaled $23.9 million in the third quarter of 2014, $16.7 million in the third quarter of 2013 and $20.8 million in the second quarter of 2014. Of the $3.1 million sequential quarter-over-quarter increase in G&A expenses, approximately $1.9 million was due to the impact of the Company’s personnel growth and associated employee compensation and approximately $0.9 million was due to the amortization of restricted stock awards and performance share units. G&A expenses were $5.67 per Boe in the third quarter of 2014, $5.50 per Boe in the third quarter of 2013 and $5.22 per Boe in the second quarter of 2014. Amortization of stock-based compensation, which is included in G&A expenses, was $6.1 million, or $1.44 per Boe, in the third quarter of 2014 as compared to $3.0 million, or $1.00 per Boe, in the third quarter of 2013 and $5.2 million, or $1.30 per Boe, in the second quarter of 2014.
The Company’s derivative activities are detailed in the following table:

	Quarter Ended:
	9/30/2014	6/30/2014	9/30/2013
Derivative activities (1) ($ in thousands)
Derivative settlements	$(11,129)	$(11,405)	$(8,067)
Non-cash change in fair value of derivative instruments	114,555	(54,165)	(31,750)
Net gain (loss) on derivative instruments	$103,426	$(65,570)	$(39,817)

(1)	The Company’s derivative instruments do not qualify for and were not designated as hedging instruments for accounting purposes.
Interest expense was $39.4 million for the third quarter of 2014 compared to $22.9 million for the third quarter of 2013 and $39.0 million for the second quarter of 2014. The $0.4 million increase from the second quarter of 2014 was primarily due to higher weighted average borrowings under the Company’s revolving credit facility in the third quarter of 2014. Capitalized interest totaled $2.3 million for the third quarter of 2014, $1.4 million for the third quarter of 2013 and $2.3 million for the second quarter of 2014.

Income tax expense was $76.5 million for the three months ended September 30, 2014, resulting in an effective tax rate of 38.6%. The Company’s income tax expense for the three months ended September 30, 2013 was recorded at 38.2% of pre-tax net income. The Company’s effective tax rate is expected to continue to closely approximate the statutory rate applicable to the U.S. and the blended rate for each of the states in which the Company conducts business.
Adjusted EBITDA for the third quarter of 2014 was $238.8 million, a 9% increase over the third quarter of 2013 of $219.6 million, and a decrease of 6% from the second quarter of 2014 of $254.7 million. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.
For the third quarter of 2014, the Company reported net income of $121.6 million, or $1.21 per diluted share, as compared to net income of $54.5 million, or $0.59 per diluted share, for the third quarter of 2013. The Company’s third quarter 2014 results were impacted by several non-cash items, including a $114.6 million non-cash mark-to-market gain on derivative instruments.

Excluding these items and their tax effect, the third quarter 2014 Adjusted Net Income (non-GAAP) was $52.3 million, or $0.52 per diluted share. Excluding similar non-cash items and their tax effect, Adjusted Net Income (non-GAAP) for the third quarter of 2013 was $74.5 million, or $0.80 per diluted share. For a definition of Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “Non-GAAP Financial Measures” below.
Capital Expenditures
The following table depicts the Company’s exploration and production (“E&P”) CapEx by project area and total CapEx by category:

	1Q 2014	2Q 2014	3Q 2014	YTD 2014
CapEx ($ in thousands):
E&P CapEx by Project Area
West Williston	$189,288	$223,526	$244,933	$657,747
East Nesson	107,843	103,370	174,644	385,857
Total E&P CapEx (1)	297,131	326,896	419,577	1,043,604
OWS	6,410	18,903	9,070	34,383
Non E&P (2)	3,957	6,036	8,921	18,914
Total Company CapEx (3)	$307,498	$351,835	$437,568	$1,096,901

(1)	Year-to-date total E&P CapEx includes $27.8 million for Oasis Midstream Services (“OMS”), primarily related to pipelines and salt water disposal systems.

(2)	Non-E&P CapEx includes such items as administrative capital and capitalized interest.

(3)
CapEx reflected in the table above differs from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table above include accrued liabilities for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Liquidity
On September 30, 2014, Oasis had total cash and cash equivalents of $67.2 million. As of September 30, 2014, the Company had $350.0 million of LIBOR loans and $5.2 million of outstanding letters of credit issued under its revolving credit facility, resulting in an unused borrowing base capacity of $1,144.8 million.
Update to Outlook for Operating Metrics
Oasis is updating its full year 2014 guidance on operational metrics:

Metrics	Prior Guidance	Updated Guidance
Average Daily Production (MBoepd)
Full Year	46.0 - 50.0	44.9 - 45.4
4Q14		47.0 - 49.0

LOE ($ per Boe)	$8.50 - $10.00	$10.00 - $10.50
Hedging Activity
As of November 4, 2014, the Company had the following outstanding commodity derivative contracts, all of which are priced off of WTI and settle monthly:

		Weighted Average Prices ($/Bbl)
	Remaining Term	Sub-Floor	Floor	Ceiling	Swaps	BOPD	Total Barrels
2014
Full Year
Swaps	Oct - Dec				$95.90	9,500	874,000
Swaps with sub-floors	Oct - Dec	$70.00			$92.60	6,000	552,000
Two-way collars	Oct - Dec		$95.22	$106.39		11,500	1,058,000
Three-way collars	Oct - Dec	$70.59	$90.59	$105.25		8,500	782,000
Total 2014 hedges (weighted average)		$70.34	$93.25	$105.91	$94.62	35,500	3,266,000

2015
Full Year
Swaps	Jan - Dec				$90.15	10,000	3,650,000
Two-way collars	Jan - Dec		$86.00	$103.42		5,000	1,825,000
First Half
Swaps	Jan - Jun				$91.26	9,000	1,629,000
Deferred puts	Jan - Jun		$90.00			6,000	1,086,000
Two-way collars	Jan - Jun		$90.00	$99.10		2,000	362,000
Total 2015 hedges (weighted average)			$87.77	$102.70	$90.49	23,430	8,552,000
Total 1H15 hedges						32,000
Total 2H15 hedges						15,000
Conference Call Information
Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Wednesday, November 5, 2014
Time:	10:00 a.m. Central Time
Dial-in:	888-317-6003
Intl. Dial in:	412-317-6061
Conference ID:	7280032
Website:	www.oasispetroleum.com
A recording of the conference call will be available beginning at 12:00 p.m. Central Time on the day of the call and will be available until Wednesday, November 12, 2014 by dialing:

Replay dial-in:	877-344-7529
Intl. replay:	412-317-0088
Replay code:	10054132
The conference call will also be available for replay at www.oasispetroleum.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Matt Ultis, (281) 404-9600
Manager – Finance and Investor Relations

Oasis Petroleum Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	September 30, 2014	December 31, 2013
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$67,194	$91,901
Accounts receivable — oil and gas revenues	191,711	175,653
Accounts receivable — joint interest partners	197,929	139,459
Inventory	24,648	20,652
Prepaid expenses	14,253	10,191
Deferred income taxes	—	6,335
Derivative instruments	33,874	2,264
Advances to joint interest partners	97	760
Other current assets	1,972	391
Total current assets	531,678	447,606
Property, plant and equipment
Oil and gas properties (successful efforts method)	5,546,424	4,528,958
Other property and equipment	261,665	188,468
Less: accumulated depreciation, depletion, amortization and impairment	(933,237)	(637,676)
Total property, plant and equipment, net	4,874,852	4,079,750
Assets held for sale	—	137,066
Derivative instruments	6,422	1,333
Deferred costs and other assets	44,523	46,169
Total assets	$5,457,475	$4,711,924
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$39,550	$8,920
Revenues and production taxes payable	248,272	146,741
Accrued liabilities	340,480	241,830
Accrued interest payable	24,902	47,910
Derivative instruments	—	8,188
Deferred income taxes	9,625	—
Advances from joint interest partners	6,776	12,829
Total current liabilities	669,605	466,418
Long-term debt	2,550,000	2,535,570
Deferred income taxes	504,735	323,147
Asset retirement obligations	41,052	35,918
Derivative instruments	—	139
Other liabilities	1,996	2,183
Total liabilities	3,767,388	3,363,375
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value: 300,000,000 shares authorized; 101,614,588 and 100,866,589 shares issued at September 30, 2014 and December 31, 2013, respectively	1,000	996
Treasury stock, at cost: 283,249 and 167,155 shares at September 30, 2014 and December 31, 2013, respectively	(10,602)	(5,362)
Additional paid-in capital	1,001,424	985,023
Retained earnings	698,265	367,892
Total stockholders’ equity	1,690,087	1,348,549
Total liabilities and stockholders’ equity	$5,457,475	$4,711,924

Oasis Petroleum Inc.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$344,706	$286,952	$1,030,735	$770,445
Well services and midstream revenues	23,953	18,546	59,821	37,939
Total revenues	368,659	305,498	1,090,556	808,384
Expenses
Lease operating expenses	44,361	21,831	124,903	59,586
Well services and midstream operating expenses	14,922	10,319	34,611	19,877
Marketing, transportation and gathering expenses	7,306	5,688	19,606	19,856
Production taxes	34,584	26,823	100,880	70,309
Depreciation, depletion and amortization	106,972	72,728	295,520	205,779
Exploration expenses	1,100	463	1,955	2,712
Impairment of oil and gas properties	1,439	56	2,243	762
General and administrative expenses	23,915	16,728	68,186	47,238
Total expenses	234,599	154,636	647,904	426,119
Gain on sale of properties	43	—	187,076	—
Operating income	134,103	150,862	629,728	382,265
Other income (expense)
Net gain (loss) on derivative instruments	103,426	(39,817)	20,253	(41,838)
Interest expense, net of capitalized interest	(39,420)	(22,854)	(118,568)	(65,429)
Other income (expense)	(38)	23	250	1,097
Total other income (expense)	63,968	(62,648)	(98,065)	(106,170)
Income before income taxes	198,071	88,214	531,663	276,095
Income tax expense	76,484	33,715	201,290	102,626
Net income	$121,587	$54,499	$330,373	$173,469
Earnings per share:
Basic	$1.22	$0.59	$3.32	$1.88
Diluted	1.21	0.59	3.29	1.87
Weighted average shares outstanding:
Basic	99,715	92,449	99,647	92,408
Diluted	100,306	92,836	100,356	92,838

Oasis Petroleum Inc.
Selected Financial and Operational Statistics
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating results ($ in thousands):
Revenues
Oil	$328,548	$273,663	$972,338	$737,963
Natural gas	16,158	13,289	58,397	32,482
Well services and midstream	23,953	18,546	59,821	37,939
Total revenues	$368,659	$305,498	$1,090,556	$808,384
Production data:
Oil (MBbls)	3,769	2,716	10,759	7,687
Natural gas (MMcf)	2,707	1,954	7,752	4,883
Oil equivalents (MBoe)	4,220	3,042	12,051	8,501
Average daily production (Boe/d)	45,873	33,064	44,143	31,140
Average sales prices:
Oil, without derivative settlements (per Bbl) (1)	$87.17	$100.75	$90.37	$95.24
Oil, with derivative settlements (per Bbl) (1) (2)	84.22	97.78	88.07	94.58
Natural gas (per Mcf) (3)	5.97	6.80	7.53	6.65
Costs and expenses (per Boe of production):
Lease operating expenses	$10.51	$7.18	$10.36	$7.01
Marketing, transportation and gathering expenses (4)	1.67	1.70	1.66	1.59
Production taxes	8.19	8.82	8.37	8.27
Depreciation, depletion and amortization	25.35	23.91	24.52	24.21
General and administrative expenses	5.67	5.50	5.66	5.56

(1)	For the nine months ended September 30, 2013, average sales prices for oil are calculated using total oil revenues, excluding bulk oil sales of $5.8 million, divided by oil production.

(2)	Realized prices include gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.

(3)	Natural gas prices include the value for natural gas and natural gas liquids.

(4)	Excludes bulk oil purchase and non-cash valuation charges on pipeline imbalances.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(In thousands)
Cash flows from operating activities:
Net income	$330,373	$173,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	295,520	205,779
Gain on sale of properties	(187,076)	—
Impairment of oil and gas properties	2,243	762
Deferred income taxes	197,548	102,244
Derivative instruments	(20,253)	41,838
Stock-based compensation expenses	15,755	8,411
Deferred financing costs amortization and other	5,209	2,693
Working capital and other changes:
Change in accounts receivable	(62,581)	(67,487)
Change in inventory	(4,089)	(8,820)
Change in prepaid expenses	(3,179)	(5,175)
Change in other current assets	(1,581)	(138)
Change in other assets	(3,069)	(63)
Change in accounts payable and accrued liabilities	108,788	82,246
Change in other liabilities	(116)	922
Net cash provided by operating activities	673,492	536,681
Cash flows from investing activities:
Capital expenditures	(972,763)	(654,175)
Acquisition of oil and gas properties	(26,126)	(133,061)
Increase in restricted cash	—	(986,210)
Proceeds from sale of properties	324,938	—
Costs related to sale of properties	(2,337)	—
Redemptions of short-term investments	—	25,000
Derivative settlements	(24,773)	(5,135)
Advances from joint interest partners	(6,053)	(7,965)
Net cash used in investing activities	(707,114)	(1,761,546)
Cash flows from financing activities:
Proceeds from issuance of senior notes	—	1,000,000
Proceeds from revolving credit facility	370,000	160,000
Principal payments on revolving credit facility	(355,570)	—
Debt issuance costs	(99)	(21,718)
Purchases of treasury stock	(5,240)	(1,424)
Other	(176)	—
Net cash provided by financing activities	8,915	1,136,858
Decrease in cash and cash equivalents	(24,707)	(88,007)
Cash and cash equivalents:
Beginning of period	91,901	213,447
End of period	$67,194	$125,440
Supplemental non-cash transactions:
Change in accrued capital expenditures	$99,103	$10,530
Change in asset retirement obligations	5,134	4,173

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash or non-recurring charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following table presents reconciliations of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Adjusted EBITDA reconciliation to net income:
Net income	$121,587	$54,499	$330,373	$173,469
Gain on sale of properties	(43)	—	(187,076)	—
Non-cash change in fair value of derivative instruments	(114,555)	31,750	(45,026)	36,703
Interest expense	39,420	22,854	118,568	65,429
Depreciation, depletion and amortization	106,972	72,728	295,520	205,779
Impairment of oil and gas properties	1,439	56	2,243	762
Exploration expenses	1,100	463	1,955	2,712
Stock-based compensation expenses	6,077	3,040	15,755	8,411
Income tax expense	76,484	33,715	201,290	102,626
Other non-cash adjustments	351	515	(277)	589
Adjusted EBITDA	$238,832	$219,620	$733,325	$596,480

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	$187,238	$178,874	$673,492	$536,681
Derivative settlements	(11,129)	(8,067)	(24,773)	(5,135)
Interest expense	39,420	22,854	118,568	65,429
Exploration expenses	1,100	463	1,955	2,712
Deferred financing costs amortization and other	(1,989)	(940)	(5,209)	(2,693)
Current tax expense	(2,369)	(555)	3,742	382
Changes in working capital	26,210	26,476	(34,173)	(1,485)
Other non-cash adjustments	351	515	(277)	589
Adjusted EBITDA	$238,832	$219,620	$733,325	$596,480

Adjusted Net Income and Adjusted Diluted Earnings Per Share are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted Net Income as net income after adjusting first for (1) the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, impairment of oil and gas properties, and other similar non-cash and non-recurring charges, and then (2) the non-cash and non-recurring items’ impact on taxes based on the Company’s effective tax rate in the same period. Adjusted Net Income is not a measure of net income as determined by GAAP. The Company defines Adjusted Diluted Earnings Per Share as Adjusted Net Income divided by diluted weighted average shares outstanding.

The following table provides reconciliations of net income (GAAP) to Adjusted Net Income (non-GAAP) and diluted earnings per share (GAAP) to Adjusted Diluted Earnings Per Share (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except per share data)
Net income	$121,587	$54,499	$330,373	$173,469
Non-cash change in fair value of derivative instruments	(114,555)	31,750	(45,026)	36,703
Gain on sale of properties	(43)	—	(187,076)	—
Impairment of oil and gas properties	1,439	56	2,243	762
Other non-cash adjustments	351	515	(277)	589
Tax impact (1)	43,560	(12,329)	87,131	(14,237)
Adjusted Net Income	$52,339	$74,491	$187,368	$197,286

Diluted earnings per share	$1.21	$0.59	$3.29	$1.87
Non-cash change in fair value of derivative instruments	(1.14)	0.34	(0.45)	0.40
Gain on sale of properties	—	—	(1.86)	—
Impairment of oil and gas properties	0.01	—	0.02	0.01
Other non-cash adjustments	—	0.01	—	0.01
Tax impact (1)	0.44	(0.14)	0.87	(0.16)
Adjusted Diluted Earnings Per Share	$0.52	$0.80	$1.87	$2.13

Diluted weighted average shares outstanding	100,306	92,836	100,356	92,838

Effective tax rate	38.6%	38.2%	37.9%	37.2%

(1)	The tax impact is computed utilizing the Company’s effective tax rate on the adjustments for certain non-cash and non-recurring items.